Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

WEDNESDAY, DECEMBER 11, 2013

KAPSTONE PAPER AND PACKAGING

ANNOUNCES TWO-FOR-ONE STOCK SPLIT

NORTHBROOK, IL – December 11, 2013 – KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone” or “the Company”) today announced that its Board of Directors has approved a two-for-one (2:1) split of the Company’s common stock at today’s regularly scheduled board meeting.  The stock split will be structured in the form of a stock dividend.

Roger W. Stone, Chairman and Chief Executive Officer, stated, “We are delighted that KapStone stock has reached the level that we believe a stock split will be beneficial to our shareholders by increasing liquidity.  This step signifies the strength that KapStone has built and our dedication to continue to grow.”

The record date for the stock split is December 23, 2013.  Shareholders of record as of such date will receive one additional share of common stock for each share that they own.  The distribution of the new shares will be made on January 7, 2014, and trading on a split-adjusted basis is expected to begin on or about January 8, 2014.

KapStone had approximately 47.8 million shares of common stock outstanding as of December 11, 2013.  The stock split will increase the common shares outstanding to approximately 95.6 million.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,500 people.

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